Exhibit 1A-11A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of NeurMedix, Inc. on Form 1-A of our report dated April 25, 2017, on our audits of the financial statements as of December 31, 2015 and 2016 and for each of the years then ended, which report is included in this Registration Statement to be filed on or about April 25, 2017. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

San Francisco, California

April 25, 2017